EXHIBIT 23.5

                          OPINION OF INVESTMENT BANKER

     We consent to the inclusion in this registration statement on Form S-4 of the form of our opinion attached as Appendix B thereto regarding the fairness, from a financial point of view, of the consideration to be paid in connection with certain transactions. We also consent to the references to our firm contained in such registration statement including, but not limited to, references under the captions "Summary -- Opinion of Rodman & Renshaw and "The Merger -- Opinion of Rodman & Renshaw and -- Selection and Compensation of Rodman & Renshaw."

                                          RODMAN & RENSHAW, INC.

New York, New York
December 13, 1996